UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2017

U.S. CONCRETE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34530	76-0586680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 N. Main Street

Euless, Texas 76039

(Address of principal executive offices, including ZIP code)

(817) 835-4105

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period or complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 14, 2017, U.S. Concrete, Inc. (the “Company”) and certain of its subsidiaries entered into the First Amendment to Third Amended and Restated Loan and Security Agreement (the “Amendment”) with certain financial institutions named therein as lenders (the “Lenders”) and Bank of America, N.A., as agent for the Lenders, which amends the Third Amended and Restated Loan and Security Agreement, dated as of August 31, 2017 (the “Third Loan Agreement”). The Amendment amends certain definitions and covenants to, among other things, provide additional flexibility for the structuring of foreign acquisitions and the operation of foreign subsidiaries.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Third Loan Agreement and the Amendment, each of which is included as Exhibit 10.1 and 10.2, respectively, and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 17, 2017 (the “Closing Date”), the Company closed the transactions contemplated by the arrangement agreement, dated September 29, 2017 (the “USCR Arrangement Agreement”), among the Company, Polaris Materials Corporation, a corporation existing under the laws of British Columbia, Canada (“Polaris”), and 1134771 B.C. Ltd., a corporation existing under the laws of British Columbia, Canada and a wholly owned subsidiary of the Company (“Purchaser Sub”). Pursuant to the USCR Arrangement Agreement, Purchaser Sub acquired all of the issued and outstanding common shares of Polaris at a purchase price of C$3.40 per share, or approximately C$309 million in aggregate, by way of a statutory plan of arrangement, approved by the Supreme Court of British Columbia. On the Closing Date, Polaris became an indirect wholly owned subsidiary of the Company. The Company financed the transaction with a combination of cash on hand and borrowings under its revolving credit facility.

Polaris is engaged in the development and operation of construction aggregate quarries in Canada to supply distribution facilities in the United States through coastal shipping. Polaris’ active construction aggregate interests consist of its Orca Sand and Gravel Quarry in British Columbia and two associated receiving terminals in Richmond and Long Beach, California. Polaris also owns the Black Bear Project located in close proximity to the Orca Quarry, and a controlling interest in the Eagle Rock Quarry Project, located on the coast of central Vancouver Island.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K and in the Company’s Current Report on Form 8-K filed on September 1, 2017, is incorporated herein by reference.

Item 8.01	Other Events.

The Company issued a press release on November 17, 2017, related to the matters discussed in Item 2.01 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

In accordance with paragraph 9.01(a)(4) of Form 8-K, the Company will file an amendment to this Current Report on Form 8-K containing the financial statements required in Item 9.01(a) within the required 71 calendar days from the date that the initial report on Form 8-K was required to be filed in connection with the acquisition of Polaris.

(b)	Pro Forma Financial Information

In accordance with paragraph 9.01(b)(2) of Form 8-K, the Company will file an amendment to this Current Report on Form 8-K containing the pro forma financial information required in Item 9.01(b) within the required 71 calendar days from the date that the initial report on Form 8-K was required to be filed in connection with the acquisition of Polaris.

(d)	Exhibits

Exhibit No.	Exhibit

10.1	Third Amended and Restated Loan and Security Agreement, dated as of August 31, 2017, by and among U.S. Concrete, Inc., certain of its subsidiaries parties thereto, certain lender parties thereto, and Bank of America, N.A., as agent for the lenders (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 1, 2017 (File No. 001-34530)).

10.2	First Amendment to Third Amended and Restated Loan and Security Agreement, dated as of November 14, 2017, by and among U.S. Concrete, Inc., certain of its subsidiaries parties thereto, certain lender parties thereto, and Bank of America, N.A., as agent for the lenders.

99.1	Press Release of U.S. Concrete, Inc. dated as of November 17, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CONCRETE, INC.

Date: November 17, 2017	By:	/s/ William J. Sandbrook
William J. Sandbrook
President, Chief Executive Officer and Vice Chairman